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                                                                     Exhibit 13.

                          CREDIT SUISSE FIRST BOSTON
                             Eleven Madison Avenue
                              New York, NY 10010

                                                                    May 31, 2001

BLUM CB Corp.
In care of RCBA Strategic Partners, L.P.
909 Montgomery Street
San Francisco, CA 94133

Attention of Claus Moller

                                 Project Radio
                       Senior Secured Credit Facilities

Ladies and Gentlemen:

    Reference is made to (a) the commitment letter dated February 23, 2001 (the "Commitment Letter"), between Credit Suisse First Boston ("CSFB") and you, and
(b) the Confidential Offering Circular dated May 31, 2001 (the "Offering Circular"), relating to your proposed issuance of $225,000,000 aggregate principal amount of Senior Subordinated Notes Due 2011 (the "Senior Subordinated Notes"). Terms used but not defined in this letter agreement shall have the meanings assigned thereto in the Commitment Letter (including the attachments thereto).

    As described in the Offering Circular, it is proposed that the debt financing for the Transaction be modified from that set forth in the Commitment Letter. In particular, the amount of CSFB's commitment under the Commitment Letter will be reduced to $325,000,000 and the Borrower intends to issue the Senior Subordinated Notes. Accordingly, you and we hereby agree that the Commitment Letter shall be deemed modified to reflect the following:

    1. The aggregate principal amount of the Tranche A Facility shall be $50,000,000.

    2. The aggregate principal amount of the Tranche B Facility shall be $175,000,000.

    3. The aggregate principal amount of the Revolving Facility shall remain at $100,000,000.

    4. The Borrower shall issue the Senior Subordinated Notes on the terms described in the Offering Circular.

    5. The aggregate principal amount of the Notes to be issued by Holdings shall be $65,000,000, with the entire net cash proceeds thereof being contributed to the Borrower as part of the Cash Equity Contribution.
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    6. It shall be an additional condition precedent to CSFB's commitment that the Facilities continue to be rated BB- or higher by Standard & Poor's and Ba3 or higher by Moody's Investors Service, Inc.

    Except as expressly set forth herein, this letter agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties to the Commitment Letter, and shall not alter, modify or amend in any way or affect any of the terms, conditions, obligations, covenants or agreements contained in the Commitment Letter. Without limiting the generality of the foregoing, this letter agreement shall not be construed as a waiver of any of the conditions precedent to CSFB's obligations set forth or referred to in the Commitment Letter, nor shall it be construed as implying that any of such conditions precedent have been satisfied at the date hereof.

    This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement is intended to be solely for the benefit of the parties hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and is not intended to create a fiduciary relationship between the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.
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    If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof not later than 5:00 p.m., New York time, on May 31, 2001, whereupon this letter agreement shall become a binding agreement between us.

                                                Very truly yours,

                                                CREDIT SUISSE FIRST BOSTON,

                                                by /s/ Richard Carey
                                                  ---------------------------
                                                  Name: Richard Carey
                                                  Title: Managing Director


                                                by /s/ Mark E. Gleason
                                                  ---------------------------
                                                  Name: Mark E. Gleason
                                                  Title: Director

Accepted and agreed to as of
the date first above written:

BLUM CB CORP.,

by /s/ Claus J. Moller
   ----------------------------
   Name: Claus J. Moller
   Title: President